Exhibit 10.17

FIRST AMENDMENT TO INDUSTRIAL LEASE AGREEMENT

THIS AMENDMENT is made as of the Amendment Date (as hereinafter defined) by and between INDUSTRIAL NORTH AMERICAN PROPERTIES XI, LLC, a Delaware limited liability company (successor-in-interest to Industrial Developments International, Inc.) (“Landlord”) and VIEW, INC., a Delaware corporation (formerly known as Soladigm, Inc.) (“Tenant”).

RECITALS

Landlord and Tenant have previously entered into that certain Industrial Lease Agreement dated July 30, 2010 (the “Lease”) for the lease of approximately 296,204 square feet of space, more commonly known as suite 12384 Kirk Road, Suite 100, Olive Branch, Mississippi (the “Original Premises”), within Building F of Crossroads Distribution Center.

Landlord and Tenant desire to amend the Lease as set forth below.

NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration in hand paid by each party hereto to the other, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Capitalized Terms. All capitalized terms used herein but undefined shall have the meaning as defined in the Lease.

2. Expansion. Commencing on March 1, 2016 (the “Expansion Date”), the Premises shall be expanded to also include that certain additional 267,300 square foot space depicted as “Expansion Space” on Exhibit “A” attached hereto (the “Expansion Space”). Commencing on the Effective Date, the Premises shall be defined as the Original Premises and the Expansion Space for a total of approximately 563,504 square feet.

3. Base Rent. From and after the Expansion Date, Base Rent shall be increased to equal to following amounts:

Period	Monthly Base Rent Installment
3/1/16 – 2/28/17	$145,471.56
3/1/17 – 2/28/18	$148,671.93
3/1/18 – 2/28/19	$151,942.72
3/1/19 – 2/28/20	$155,285.46
3/1/20 – 2/28/21	$158,701.74

3/1/21 – 2/28/22	$162,193.17
3/1/22 – 2/28/23	$165,761.42
3/1/23 – 2/28/24	$169,408.18
3/1/24 – 2/28/25	$173,135.16
3/1/25 – 3/31/26	$176,944.13

4. Tenant’s Percentage Share. For purposes of calculating Tenant’s Percentage Share of Operating Expenses pursuant to Section 6 of the Lease, commencing on the Effective Date, Tenant’s Percentage Share shall be 70.41%.

5. Intentionally Omitted.

6. Expansion Improvements. Landlord shall, at its own cost and expense cause the construction of the improvements described on Exhibit “B” attached hereto (the “Expansion Improvements”) on or before the Expansion Date.

7. Tenant Alterations Allowance.

(a) Amortizable Amount. Tenant may elect to have Landlord pay for up to $500,000.00 (the “Amortizable Amount”) toward the cost of Tenant Changes constructed or installed by Landlord on behalf of Tenant within the Expansion Space during the 6 months following the Expansion Date (the “Amortizable Additional Improvements”), subject to the terms and conditions of this Special Stipulation Number

6. If and to the extent Landlord does construct or install any such Additional Improvements during the first (1st) 6 months following the Expansion Date, Tenant shall reimburse Landlord for all of Landlord’s costs incurred in connection with such construction or installation (including, without limitation, costs of related permits and architectural and engineering plans and specifications) within ten (10) days of Landlord’s presenting a written invoice to Tenant (the “Payment Period”) for same (including, without limitation reasonable evidence that such costs were incurred by Landlord), subject to the provisions of subsection (b) of this Section.

(b) Amortization. Notwithstanding the provisions of subsection (a), above, Tenant shall have the option, which option shall be exercised by written notice delivered to Landlord prior to the expiration of the Payment Period (“Tenant’s Notice”), to amortize the costs of Amortizable Additional Improvements up to but not to exceed the Amortizable Amount over the full ten (10) year portion of the Primary Term following the Expansion Date (including any portion of such Primary Term which has elapsed as of the date of Tenant’s Notice) on a straight-line basis at an annual rate of 10%, which amortization payments shall be paid monthly in the same manner as Monthly Base Rent Installments. In the event Tenant’s Notice is timely delivered, but such delivery occurs after the Expansion Date (such intervening period between the Expansion Date and the delivery date of Tenant’s Notice being referred to herein, as the “Gap Period”), Tenant shall promptly deliver to Landlord any portion of the Term’s cumulative increase in Annual Base Rent attributable to Gap Period (i.e., it is the intention of the parties that payment of the Amortizable Amount utilized by Tenant be amortized over the full ten (10) period following the Expansion Date, even if the actual amount of the utilized Amortizable Amount is not determinable until after the Expansion Date). Any costs in excess of the Amortizable Amount shall be paid to Landlord within the Payment Period.

(c) Early Termination. Notwithstanding anything to the contrary contained herein, upon an early termination of this Lease for any reason other than a default by Landlord, Tenant shall immediately pay to Landlord all accrued and unpaid interest together with the unamortized portion of the utilized Amortizable Amount (to the extent not paid in cash by Tenant within the Payment Period).

8. Right of First Offer. The Right of First Offer set forth in Special Stipulation Number 2 of Exhibit “C” of the Lease still applies, provided that the reference to “Soladigm, Inc.” in subsection (i) is revised to say “View, Inc.” It is acknowledged by Tenant that Jacobson (defined below) is a current tenant of the remainder of the Building as so, per subsection (c)(ii) of Special Stipulation Number 2 of the Lease, the Right of First Offer shall not apply with respect to re-leasing of such space by Jacobson.

9. Notice Address. Landlord’s address for notice set forth in Section 1(m) of the Lease is hereby deleted in its entirety and the following is substituted therefor:

Landlord:	Industrial North American Properties XI, LLC

c/o IDI Gazeley

1100 Peachtree Street

Suite 1000

Atlanta, Georgia 30309

10. Rental Payment Address. The address for rental payments set forth in Section 1(n) of the Lease is hereby deleted in its entirety and the following is substituted therefor:

Address	for Rental Payments: Industrial North American Properties XI, LLC

c/o IDI Gazeley

1100 Peachtree Street

Suite 1000

Atlanta, Georgia 30309

11. Acceptance of Premises. Tenant is in possession of, and has accepted, the Original Premises, and acknowledges that all the work to be performed by the Landlord in the Original Premises as required by the terms of this Lease, if any, have been satisfactorily completed.

12. Existing Tenant. Tenant acknowledges that as of the Amendment Date, Jacobson Warehouse Company, Inc. (“Jacobson”) is the tenant currently occupying the Expansion Space pursuant to a lease between Landlord and Jacobson (the “Jacobson Lease”). Jacobson also occupies the remainder of the Building pursuant to the Jacobson Lease. Landlord and Jacobson have amended the Jacobson Lease to contract, to remove the Expansion Premises from the premises being leased to Jacobson, such contraction to be effective on the Expansion Date. Landlord further agrees to use reasonable good faith efforts to cause Jacobson to vacate the Expansion Space on or before the Expansion Date. To the extent that Jacobson refuses or fails to vacate the Expansion Space on or before the Expansion Date, such refusal or failure to vacate shall not in any way affect the obligation of Tenant hereunder except that the Expansion Date shall be postponed one day for each day that Jacobson delays in vacating the Expansion Space (Base Rent for any associated periods of delay shall not be increased to equal the amounts set forth in the Base Rent chart set forth in Section 3 above).

13. Brokers.

(a)

Representation/Warranty. Landlord and Tenant each represents and warrants to the other that neither party has engaged or had any conversations or negotiations with any broker, finder or other third party concerning the matters set forth in this Amendment who would be entitled to any commission or fee based on the execution of this Amendment.

(b)

Indemnity. Landlord and Tenant each hereby indemnifies the other against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, for any breach of the foregoing.

(c)	Survival. The indemnity set forth in subsection (b) above shall survive the termination of the Lease for any reason.

14. No Further Concessions. Except as expressly provided herein, no free rent, moving allowances, tenant improvement allowances or other such financial concessions contained in the Lease shall apply to the Expansion Space.

15. AS-IS. Except for Landlord’s obligations set forth in Section 6 above, Tenant shall accept the Expansion Premises in their “AS-IS, WHERE IS” condition.

16. No Knowledge of Existing Default. Tenant represents to Landlord that, as of the date hereof, to the knowledge of Tenant, Landlord is not in default of the Lease.

17. Amendment Date. For purposes of this Amendment, the term “Amendment Date” shall mean the date upon which this Amendment is signed by Landlord or Tenant, whichever is later.

18. Ratification of Lease. Except as amended hereby, the Lease shall be and remain in full force and effect and unchanged. As amended hereby, the Lease is hereby ratified and confirmed by Landlord and Tenant.

19. Inconsistencies. To the extent the terms hereof are inconsistent with the terms of the Lease, the terms hereof shall control.

20. Offer Provisions.

(a)

No Offer by Landlord. The submission of this Amendment to Tenant for examination or consideration does not constitute an offer to amend the Lease, and this Amendment shall become effective only upon the execution and delivery thereof by Landlord and Tenant.

(b)	Offer by Tenant. Execution and delivery of this Amendment by Tenant to Landlord constitutes an offer to amend the Lease on the terms contained herein.

(c)	Term of Offer by Tenant. The offer by Tenant will be irrevocable until 6:00 p.m. Eastern time for fifteen (15) days after the date of execution of this Amendment by Tenant and delivery to Landlord.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and sealed as of the Amendment Date.

Date: 9-10-15	LANDLORD:

INDUSTRIAL NORTH AMERICAN PROPERTIES XI, LLC, a Delaware limited liability company

	By:	/s/ Tom George
Name: Tom George
Title: SVP

Date: 9-4-15	TENANT:

VIEW, INC., a Delaware corporation

	By:	/s/ Rao P. Mulpuri
Name: Rao P. Mulpuri
Title: CEO

[CORPORATE SEAL]

EXHIBIT A

EXPANSION SPACE

EXHIBIT B

EXPANSION IMPROVEMENTS

1)	Build new demising wall along column line to separate expansion space. Demising wall shall be sheetrock on metal studs, painted and finished.

2)	Separate all utilities along new demising wall and connect to existing View, Inc. services.

3)	Provide two (2) 14’x16 openings in existing demising wall (includes wood jamb around opening, 4 ea pipe bollards, and painting).

4)	Install two (2) insulated overhead doors (manual) in new openings.

5)	Relocate existing fence to expand View, Inc. truck court to new demising wall column line

6)	Stripe thirty (30) parking spaces in truck court for auto parking

7)	Scrub floor